Exhibit 12.1
                                                                        4/6/2004

                               GULF POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 2003


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
                                                        ----------------------------------------------------------------------
                                                           1999          2000         2001           2002         2003
                                                           ----          ----         ----           ----         ----
                                                        -------------------------Thousands of Dollars-------------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
   Earnings  Before Income Taxes                        $ 86,515      $ 82,607      $ 89,716      $104,397      $110,104
  Interest expense, net of amounts capitalized            26,861        28,085        25,034        31,452        31,069
  Distributions on preferred securities                    6,200         6,200         6,477         8,524         7,085
      AFUDC - Debt funds                                       0           440         2,510         1,392           314
                                                        ---------     ---------     ---------     ---------     ---------
         Earnings as defined                            $119,576      $117,332      $123,737      $145,765      $148,572
                                                        =========     =========     =========     =========     =========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                         $ 21,375      $ 22,622      $ 24,520      $ 28,815      $ 27,193
   Interest on affiliated loans                                0             0           396           629           202
   Interest on interim  obligations                        2,371         2,804           768           446           197
   Amort of debt disc, premium  and expense, net           1,989         2,047         2,059         2,591         2,895
   Other interest  charges                                 1,126         1,052          (199)          363           896
  Distributions on preferred securities                    6,200         6,200         6,477         8,524         7,085
                                                        ---------     ---------     ---------     ---------     ---------
         Fixed charges as defined                       $ 33,061      $ 34,725      $ 34,021      $ 41,368      $ 38,468
                                                        =========     =========     =========     =========     =========



RATIO OF EARNINGS TO FIXED CHARGES                         3.62          3.38          3.64          3.52          3.86
                                                           ====          ====          ====          ====          ====

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